Exhibit 10.18

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into by and between Mark Ethier (“Employee”) and HSN, Inc., a Delaware corporation (the “Company”), and is effective as of December 31, 2008 (the “Effective Date”).

WHEREAS, Employee and the Company previously entered into an Employment Agreement dated as of December 1, 2004 and a First Amendment to Employment Agreement on July 9, 2007 between Employee and HSN General Partner LLC (collectively the “Employment Agreement”); and

WHEREAS, Employee and the Company now wish to amend that Employment Agreement with this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Employee and the Company have agreed and do hereby agree as follows:

1. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Employment Agreement.

2. The following section shall be added as Section 7A of the Employment Agreement:

7A. SECTION 409A OF THE INTERNAL REVENUE CODE. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations issued thereunder (“Section 409A”), except as provided in Section 1(g) of the Standard Terms and Conditions. It is intended that the amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. In no event shall the Company be required to pay Employee any “gross up” or other payment with respect to any taxes or penalties imposed under Section 409A with respect to any benefit paid to Employee hereunder.

3. Sections 1(d) (e) and (f) of the Standard Terms and Conditions attached to the Employment Agreement and incorporated therein shall be amended and restated to read as follows:

(d)	TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE. If Employee’s employment is terminated by the Company for any reason other than Employee’s death or Disability or for Cause, then

(i) the Company shall pay Employee the Base Salary through the end of the Term over the course of the then remaining Term; and (ii) the Company shall pay Employee any Accrued Obligations (as defined in paragraph 1(f) below) in accordance with the terms of the plans, programs or arrangements under which such obligations arose. The payment to Employee of the severance benefits described in this Section 1(d) shall be subject to Employee’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates. Such release shall be furnished to Employee as soon as practical following the termination of employment , and shall be executed and promptly returned to the Company (and in no event later than 21 days following Executive’s termination of employment, or such longer period as may be required by applicable law). All amounts of severance that would otherwise have been paid to Employee prior to the date upon which the revocation period provided for in such release shall be paid to Employee in a lump sum, without interest, as soon as practical after such revocation period expires, but not later than March 15 of the year following the year in which employment is terminated.

(e)	MITIGATION; OFFSET. In the event of termination of Employee’s employment prior to the end of the Term, Employee shall use reasonable best efforts to seek other employment and to take other reasonable actions to mitigate the amounts payable under Section 1 hereof. If Employee obtains other employment during the Term, all future amounts payable by the Company to Employee during the remainder of the Term shall be offset by the amount earned by Employee from another employer. For purposes of this Section 1(e), Employee shall have an obligation to inform the Company regarding Employee’s employment status following termination and during the period encompassing the Term.

(f)	ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of any compensation previously earned but deferred by Employee (together with any interest or earnings thereon) under any plan, program or arrangements of the Company that has not been paid.

4. The following subsection (g) shall be added to Section 1. of the Standard Terms and Conditions:

(g)	SECTION 409A. In order to satisfy the requirements of Section 409A, the following provisions shall apply:

(i)	Each payment to Employee of a portion of the Employee’s Base Salary following his or termination of employment (a “Severance Payment”) pursuant to paragraph 1(d) shall be treated as a separate payment for purposes of Section 409A.

(ii)

The Severance Payments that are considered payments of deferred compensation subject to 409A (“Section 409A Payments”) shall consist only of those Severance Payments that are either (A) both (x) paid after March 15 of the year following the year in which Employee’s employment is terminated and (y) exceed, on a cumulative basis and including only amounts paid after such March 15, two times the lesser of the limitation in effect under Section 410(a)(17) of the Code for the year that includes the termination of employment (the “Termination Year”) or the Base Salary in effect at the end of the last year prior to the Termination Year, or, (B) are paid after the end of the second year following the termination year. For purposes of the limitation in subparagraph (A)(y), only Severance Payments paid after the total of all Severance Payments exceed such limitation on a cumulative basis shall be considered Section 409A Payments (including the portion of the Severance Payment that causes the total amount of Severance Payments to exceed such limitation).

(iii)	No Section 409A Payment shall be accelerated, or otherwise paid to Employee at any time other than as provided above, and no amount shall be paid to Employee in lieu of any Section 409A Payment, whether pursuant to an amendment to this Agreement, any separation agreement, or otherwise, except as permitted by Section 409A. No Section 409A Payment shall be paid until Employee has a separation from service as defined in Section 409A or, if the Employee is a “specified employee” as defined in Section 409A, six (6) months after Employee’s separation from service.

5. Section 3 of the Standard Terms and Conditions attached to the Employment Agreement shall be amended and restated to read as follows:

3. TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement, including but not limited to, the Employment Agreement between Employee and HSN General Partner LLC with an effective date of December 1, 2004 and a First Amendment to Employment Agreement on July 9, 2007. Employee acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Employee has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Employee hereby represents and warrants that by entering into this Agreement, Employee will not rescind or otherwise breach an employment agreement with Employee’s current employer prior to the natural expiration date of such agreement

6. The Employment Agreement is reaffirmed and ratified in all respects, except as expressly provided herein. In the event of any conflict between the terms or provisions of this Amendment and the Employment Agreement, then this Amendment shall prevail in all respects. Otherwise, the provisions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer, and Employee has executed and delivered this Agreement on January     , 2009.

HSN, INC

By:	/s/ Lisa Letizio
Lisa Letizio
EVP Human Resources

/s/ Mark Ethier
Mark Ethier

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